Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TEXTURA CORPORATION

Textura Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by amending Section A of Article IV thereof so that, as amended, said Section A shall read in its entirety as follows:

“A.                          Classes of Stock.  The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 consisting of 90,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  The relative rights, preferences and conversion provisions of the Common Stock and Preferred Stock shall be identical in every respect, except as follows:”

SECOND: That the foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 228 and 242 of the DGCL.

THIRD: That all other provisions of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 20th day of May, 2013.

TEXTURA CORPORATION

By:	/s/ Patrick Allin
	Name:	Patrick Allin
	Title:	Chairman of the Board and Chief Executive Officer